Exhibit 10.1

THE JOHNS HOPKINS UNIVERSITY

UNIFORM PROVISIONS FOR BOARD SERVICE

1. Uniform Provisions. It is the policy of the Johns Hopkins University, its Schools and Divisions, and the Johns Hopkins Hospital and Health System and its affiliated hospitals (hereinafter individually and collectively JHU) that these Uniform Provisions for Board Service (these Uniform Provisions) must be attached and incorporated by reference into written or oral agreements that cover the appointment of a JHU employee or faculty member to the board of directors of a corporation or other outside entity. The use of the term “corporation” herein shall include any legal operating entity, such as a Limited Liability Company, Partnership, Trust, Foundation or Association. The term “Agreement” as used herein shall mean the agreement between                                           (Board Member) and                                                   (the Company), including any verbal agreement, by which Board Member shall be appointed to and shall provide services as a member of the board of directors of Company. Board Member and Company agree to abide by these Uniform Provisions, and further agree that if anything in the Agreement, including anything that survives the Agreement, is inconsistent with these Uniform Provisions, these Uniform Provisions shall govern.

2. No JHU Liability. The parties acknowledge that JHU is not a party to the Agreement, which is a private contract between Board Member and Company. Each party to the Agreement acknowledges that the Board Member is entering into the Agreement, and providing services to the Company, in the Board Member’s individual capacity and not as an employee or agent of JHU, and that JHU shall have no liability or responsibility whatsoever in connection with the Agreement, including without limitation, any use by the Company of information obtained from the Board Member in the course of the Board Member’s provision of services under the Agreement. The office address of the Board Member may be identified in the Agreement for the purpose of convenient communication between the Company and the Board Member and does not in any way alter the fact that the Agreement is a private contract between the Company and the Board Member.

3. The Agreement. The Agreement shall have no force or effect unless and until it conforms to the requirements set forth in Section 1 above.

4.	Board Member’s Obligation to JHU.

Company and Board Member recognize that Board Member’s primary duty as a full-time Johns Hopkins faculty member or other JHU employee is to JHU. Company and Board Member agree that JHU policies and Board Member’s obligations to JHU shall govern and be afforded primacy in the event a conflict arises between such obligations and policies and the obligations of the Board Member as a member of the board of Company. During the term of the Agreement Board Member will notify Company in the event that Board Member becomes aware of a conflict and will provide such information as necessary concerning the conflict to the extent that such information does not breach confidentiality provisions or understandings among and between Board Member, JHU and any third party, or between Board Member and any third party. Company and Board Member will jointly determine whether or not to terminate the Agreement as a result of aforementioned notification.

Nothing in the Agreement shall in any way inhibit Board Member’s ability to conduct research and other academic activities at, through, or on behalf of JHU, or to lecture upon, submit for publication, publish, or otherwise disclose the results of such activities, regardless of the sponsor or field of such activities, during or at any time after the term of the Agreement. The provisions of this Section 4 in no way alter: (a) Board Member’s obligations under the Agreement regarding Confidential Information as defined in the Agreement, or Board Member’s duty of confidentiality to Company generally; or (b) any provisions in the Agreement that may limit Board Member’s ability to consult for other parties under agreements to which JHU is not a party.

5. Limits on Board Member’s Advice under the Agreement. Board Member shall not under the Agreement advise the Company regarding: (a) any on-going clinical trials or other on-going research conducted by Board Member or any other parties at, through, or on behalf of JHU; or (b) data or results from any clinical trials or other research conducted by Board Member or any other parties at, through, or on behalf of JHU unless such information, data or results have been: (i) published; and/or (ii) delivered to the Company under the terms of an agreement to which JHU is a party.

Board Member will not participate, nor be required to participate, in discussions of, recommendations of, or in voting on, propositions before the Board directly related to JHU. Board Member will recuse Board Member from matters such as, but not limited to, contracts with JHU, donations to JHU, sponsorship of research with JHU, and/or disputes between Company and JHU. Board Member shall not attempt to influence any Company decision to engage in any business relationship with or confer any benefit upon JHU.

6. Disclosure by Board Member. Board Member may disclose to the Company any information that he/she would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. Board Member shall not disclose: (a) information that is proprietary to JHU and not generally available to the public, or (b) unpublished results of, or unpublished data from, research or clinical activity conducted at, by, or on behalf of JHU.

7. Permission Required for Use of Name. Board Member’s name, title and affiliation with JHU may be stated in any list of Company board members. Board Member’s name may not be used by Company for any purpose other than as part of a list of Company board members. If Company wishes to list Board Member as permitted herein in any fund-raising or investment documents, publications, or websites, (collectively “Materials”), Company agrees to include the following statement as a parenthetical comment or footnote on the same page, webpage, or slide as the Board Member’s name, title at and/or affiliation with JHU: Participation by Board Member does not constitute or imply endorsement by the Johns Hopkins University or the Johns Hopkins Hospital and Health System. In addition, before publication, in any case in which Company is required to include the disclaimer, Company agrees to submit the relevant portions of Materials for prior review and written approval by JHU. Company agrees it will not use Board Member’s name, title, and affiliation with JHU in any circumstance in which the citation of Board Member’s affiliation with JHU in Materials either implies or could be construed to imply endorsement of Company or Company’s products or services by JHU,

8. Use of Name Statement. Company and its affiliates will not use the likenesses, or logos of JHU in any citing of Board Member’s title at and/or affiliation with JHU.

9. Confidentiality Exclusions. Nothing in the Agreement shall limit or be construed to limit the Board Member’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by Board Member; (ii) was or is obtained by the Board Member from a third party who had the legal right to disclose the information to the Board Member; (iii) is already in the possession of the Board Member at the time it is communicated to Board Member under the Agreement; (iv) was developed by the Board Member independently of and without reference to any information communicated to the Board Member under the Agreement; or (v) is required to be disclosed by law, government regulation, or court order. Information that is disclosed by law, government regulation, or court order shall remain otherwise subject to the confidentiality and non-use provisions set forth under the Agreement as governed by these Uniform Provisions.

10. Ownership under the Agreement. Company agrees that the Company shall have no rights to any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed in whole or in part, by funds provided by or under the control of JHU. Nothing in this Agreement in any way alters the terms of any agreements to which JHU and the Company are parties, existing prior to the effective date of this Agreement, or prepared and finalized after the effective date of this Agreement.

11. No Breach of Third Party Confidential Information. Any disclosure required by the Board Member under the Agreement shall be limited to disclosure that does not breach confidentiality provisions or understandings regarding confidentiality between JHU and an actual or potential research sponsor or collaborator or other third party, or between Board Member and any third party, and Board Member’s failure to provide such confidential information to Company shall not be a breach of any fiduciary duty owed to Company by Board Member.

12. Termination. Either party may terminate the Agreement with or without cause upon the shorter of thirty (30) days or the notice period required by the Agreement, by written notice to the other party.

13. Term of Uniform Provisions. These Uniform Provisions shall be in effect for the full term of the Agreement, including the term of any provisions that survive the Agreement. Any amendment of the Agreement will have no force or effect unless the amendment satisfies the requirements of Section 1 above. If any of these Uniform Provisions are adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement shall terminate as of the date such adjudication is effective.